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                                                                    EXHIBIT 11.6

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

      COMPUTATION OF PRO FORMA INCOME PER SHARE BEFORE EXTRAORDINARY ITEM
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              SIX MONTHS ENDED
                                                                               JUNE 30, 1996
                                                                             ------------------
Income before extraordinary item...........................................       $ 14,905
                                                                             ===============
Weighted average shares outstanding:
  Common stock.............................................................         91,733
  Assumed conversion of stock options and warrants(1)......................          4,301
  Shares issued pursuant to Minority Interest Exchanges(2).................          8,140
                                                                             ------------------
          Total shares.....................................................        104,174
                                                                             ===============
          Income per share before extraordinary item.......................       $   0.14
                                                                             ===============

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(1) Stock options and warrants granted subsequent to January 1, 1996 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.
(2) Shares issued pursuant to the buyout of minority interests have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.